Exhibit 10.101

AMENDMENT TO AGREEMENT FOR SALE OF COMMERCIAL TIME

This Amendment dated as of January 1, 2004 by and between Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) is made to that certain Agreement for Sale of Commercial Time dated as of June 1, 1999 by and between Mission (formerly known as Mission Broadcasting of Wichita Falls, Inc.) and Nexstar Broadcasting of Wichita Falls, L.P. (the “Agreement”).

WHEREAS, Mission is the licensee of television broadcast station KJTL, Wichita Falls, Texas and low power television station KJBO-LP, Wichita Falls, Texas;

WHEREAS, Nexstar, as successor to Nexstar Broadcasting of Wichita Falls, L.P. is the licensee of television broadcast station KFDX-TV, Wichita Falls, Texas;

WHEREAS, Mission and Nexstar entered into the Agreement for their mutual benefit;

NOW THEREFORE, for and in consideration of the foregoing, Nexstar and Mission hereby amend the Agreement as follows:

1. Nexstar has assumed all of Nexstar Broadcasting of Wichita Falls, L.P.’s rights and obligations under the Agreement.

2. Paragraph 3 and Schedule A of the Agreement are deleted in their entirety and replaced with the following: “Payments. During the term of this Agreement, from the revenues that Nexstar collects pursuant to this Agreement, Nexstar will pay seventy (70) percent to Mission (the “Monthly Payment”). In exchange for the services Nexstar provides under this Agreement, Nexstar will retain thirty (30) percent of the revenues it collects as its fee for such services.

3. These revised payment terms are effective as of the date hereof.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

NEXSTAR BROADCASTING, INC.

By:	/s/ G. Robert Thompson

Name:	G. Robert Thompson
Title:	Chief Financial Officer

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith

Name:	David S. Smith
Title:	President